Exhibit 10.19

***Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) is the type that the company treats as private or confidential. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit.***

Amendment No. 3 to COMMON STOCK PURCHASE AGREEMENT

This Amendment No. 3 to Common Stock Purchase Agreement (this “Amendment”) is made as of October 27, 2025, by and between Viking Therapeutics, Inc., a Delaware corporation (the “Company”), and Brian Lian, Ph.D. (“Purchaser”).

Recitals

Whereas, the Company and Purchaser are parties to that certain Common Stock Purchase Agreement, made as of February 20, 2014, as amended by that certain Amendment No. 1 to Common Stock Purchase Agreement made as of May 4, 2015 and that certain Amendment No. 2 to Common Stock Purchase Agreement made as of May 17, 2025 (collectively, the “Purchase Agreement”) pursuant to which the Company issued and sold to Purchaser, and Purchaser purchased from the Company, an aggregate of 1,000,000 shares (the “Purchased Shares”) of the Company’s common stock, par value $0.00001 per share (“Common Stock”);

Whereas, pursuant to that certain Amended and Restated Stock Repurchase Agreement, dated as of April 28, 2015, by and among the Company, Purchaser, Michael Dinerman, M.D., Rochelle Hanley, M.D. and Isabelle Dinerman, the Company repurchased from Purchaser an aggregate of 633,810 of the Purchased Shares at a repurchase price of $0.00001 per share on the date hereof (the “Share Repurchase”);

Whereas, in October 2016, 183,095 of the remaining Shares vested upon the occurrence of the decision by the Company to file any non-provisional patent on the New Formulation, or Award Date II;

Whereas, the Company and Purchaser desire to amend the Purchase Agreement to reflect the vesting schedule for Purchaser’s outstanding unvested Vesting Shares; and

Whereas, pursuant to Section 11(c) of the Purchase Agreement, no modification or amendment to the Purchase Agreement shall be effective unless in writing signed by the parties to the Purchase Agreement.

Now Therefore, in consideration of the mutual covenants and agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

ARTICLE 1

AMENDMENT
1.1
Amendment to Section 4(C) of the PURCHASE AGREEMENT. Section 4(c) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(c) On the date hereof, none of the Shares shall be vested, and all 1,000,000 of the Shares (the “Vesting Shares”) shall be subject to the Repurchase Option. Of the Vesting Shares,

633,810 Shares were repurchased by the Company in April 2015, 183,095 Shares vested in October 2016 on Award Date II, 60,421 Shares shall vest on the Award Date I(a), 62,253 Shares vested in July 2025 on Award Date I(b) and 60,421 Shares shall vest on the Award Date I(c). For purposes of this Agreement, “Award Date I(a)”, “Award Date I(b)” and “Award Date I(c)” shall mean the achievement of the milestone set forth in the column titled “Milestone” opposite “Award Date I(a)”, “Award Date I(b)” and “Award Date I(c)” in the column titled “Award Date” on Schedule I attached hereto, respectively. The achievement of the milestones applicable to each of Award Date I(a), Award Date I(b) and Award Date I(c) will be determined in the sole discretion of, and signified by an approval by, the Compensation Committee of the Board of Directors of Company (or a duly authorized sub-committee thereof). For purposes of this Agreement, “Award Date II” shall mean the decision by the Company to file any non-provisional patent on the New Formulation. Award Date I(a), Award Date I(b) and Award Date I(c) can occur in any order and neither is contingent upon the other. Notwithstanding the foregoing, in each case such scheduled release from the Repurchase Option shall immediately cease as of the Termination Date. Notwithstanding the foregoing, if a Triggering Event (as defined in Section 9(i) hereof) occurs, 100% of the total number of Vesting Shares held by Holder that have not yet been released from the Repurchase Option shall be released from the Repurchase Option as of immediately prior to, and contingent upon, the occurrence of such Triggering Event; provided that in the event of a Triggering Event under Section 9(i)(i) or 9(i)(ii), Purchaser's Continuous Service Status has not terminated prior to such Triggering Event. Notwithstanding the foregoing, or anything else to the contrary set forth in this Agreement, the parties acknowledge and agree that the Board ( excluding the Holder and its affiliates, if applicable) shall at all times have the full right and authority (but without any corresponding obligation) to provide for accelerated vesting of the Vesting Shares on any terms the Board (excluding the Holder and its affiliates, if applicable) deems appropriate.”

1.2
Amendment to Schedule I of the PURCHASE AGREEMENT. Schedule I to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Annex A hereto.
ARTICLE 2

GENERAL PROVISIONS
2.1
Capitalized Terms. All capitalized terms in this Amendment, to the extent not otherwise defined herein, shall have the meaning assigned to them in the Purchase Agreement.
2.2
Continuing Effectiveness. Except as modified by this Amendment, the Purchase Agreement shall remain in full force and effect and no party by virtue of entering into this Amendment is waiving any rights it has under the Purchase Agreement, and once this Amendment is executed by the parties hereto, all references in the Purchase Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Purchase Agreement as modified by this Amendment.
2.3
Successors AND ASSIGNS. The rights and benefits of this Amendment shall inure to the benefit of, and be enforceable by the Company and its successors and assigns.
2.4
Governing Law. This Amendment and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.
2.5
COUNTERPARTS. This Amendment may be executed in one or two counterparts, including counterparts transmitted by facsimile or other electronic transmission, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows]

In Witness Whereof, the parties have executed this Amendment as of the date first above written.

THE COMPANY:

Viking Therapeutics, Inc.,

a Delaware corporation

By: /s/ Charles A. Rowland, Jr.

Name: Charles A. Rowland, Jr.

Title: Director; Chairperson of the Compensation Committee of the Board

PURCHASER:

/s/ Brian Lian, Ph.D.

Brian Lian, Ph.D.

Annex A

Schedule I

Milestones

Award Date	Milestone	Shares Vesting
Award Date I(a)	[…***…]	60,421
Award Date I(b)*	[…***…]	62,253
Award Date I(c)	[…***…]	60,421

* Achieved on July 2, 2025